Encore Credit Receivables Trust 2005-4

Scenario	1	2	3	4	5
Prepayment Speed (Loan Age Adjusted)
ARM, 1/29 & 2/28	18% CPR	60% CPR	60% CPR for two years then 10% CPR for life	60% CPR for two years then 10% CPR for life	18% CPR for two years then 50% CPR for life
3/27 & 5/25	15% CPR	50% CPR	45% CPR for three years then 10% CPR for life	45% CPR for three years then 10% CPR for life	15% CPR for three years then 50% CPR for life
Fixed	10% CPR	30% CPR	40% CPR for three years then 10% CPR for life	40% CPR for three years then 10% CPR for life	5% CPR
Loss Severity	45%	45%	45%	45%	45%
Lag	12	12	12	12	12
Servicer Advances	100%	100%	100%	100%	100%
LIBOR	FWD+200bps	Static	FWD+200bps	FWD+200bps	FWD+200bps
Triggers	Fail	Fail	Pass	Fail	Fail
Optional Redemption	To Maturity	To Maturity	To Maturity	To Maturity	To Maturity

Class M5
WAL for Princ Pmts	17.29	6.23	4.07	10.80	18.89
Mod Duration	9.49	5.30	3.14	7.20	10.04
Cum Loss	171,934,461.99 (17.19%)	108,087,160.00 (10.81%)	104,175,924.56 (10.42%)	121,522,737.34 (12.15%)	128,676,512.97 (12.87%)
CDR Multiple (1st $ Loss)	10.4 CDR	19.8 CDR	15.2 CDR	19.3 CDR	9.0 CDR

Class M6
WAL for Princ Pmts	18.52	6.81	4.32	12.65	20.84
Mod Duration	9.76	5.71	3.24	7.92	10.52
Cum Loss	159,642,793.29 (15.96%)	93,355,675.16 (9.34%)	93,889,495.13 (9.39%)	108,165,604.30 (10.82%)	113,533,254.20 (11.35%)
CDR Multiple (1st $ Loss)	9.3 CDR	16.6 CDR	13 CDR	16.1 CDR	7.6 CDR

Class M7
WAL for Princ Pmts	19.08	7.19	4.54	14.16	22.11
Mod Duration	9.60	5.82	3.26	8.19	10.56
Cum Loss	145,101,671.57 (14.51%)	77,757,422.35 (7.78%)	83,211,672.37 (8.32%)	93,401,721.48 (9.34%)	98,300,803.35 (9.83%)
CDR Multiple (1st $ Loss)	8.1 CDR	13.4 CDR	10.9 CDR	12.9 CDR	6.3 CDR

This information is being provided in response to your specific request for information. The information has been prepared and furnished to you solely by CREDIT SUISSE FIRST BOSTON CORPORATION (CSFBC) and not the Issuer of the Securities or any of its affiliates. The preliminary description of the under- lying assests has not been independently verified by CSFBC. CSFBC is not acting as agent for the Issuer or its affiliiates in connection with the proposed transaction. All information contained herein is preliminary, limited in nature and subject to completion or amendment. CSFBC makes no representation that the above referenced seurity will actually perform as described in any scenario. The above analysis alone is not intended to be a prospectus and any investment decision with respect to the security should be made by you based solely upon the information contained in the final prospectus. Under no circumstances shall the information presented constitute an offer to sell or solicitation of an offer to by nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The securities my not be sold nor may an offer to buy be accepted prior to the delivery of a final prospectus relating to the securites.